Exhibit (a)(6)

ELECTION TO EXCHANGE

To:	eLoyalty Corporation 150 Field Drive Suite 250 Lake Forest, Illinois 60045 Attention: Tender Offer Team Telephone: (847) 582-7150, extension 1111 Fax: (847) 582-7203

From:  [Employee’s Name]

      I have received and read the offer to exchange, dated October 12, 2001, including the annexes thereto (the “Offer to Exchange”), and this election to exchange form (the “Election Form” which, together with the Offer to Exchange, as each may be amended from time to time, constitutes the “Offer”). All capitalized terms used in this Election Form but not defined have the same respective meanings as in the Offer to Exchange.

      Subject to the terms and conditions of the Offer, I understand that I may elect to exchange my “eligible options” identified on this Election Form, for the right to receive an equal number of shares of eLoyalty common stock to be issued pursuant to an Installment Stock Award (as defined below), with any fractional option share interests eliminated.

      By executing and delivering this Election Form, I acknowledge and agree that:

•	eLoyalty’s acceptance of all of the eligible options I have elected to exchange pursuant to the Offer (the “Tendered Options”) will constitute a binding agreement between eLoyalty and me upon the terms and subject to the conditions of the Offer. Upon eLoyalty’s acceptance of the Tendered Options, (1) all such Tendered Options will be cancelled and I will have no right to purchase stock under the terms and conditions of such cancelled Tendered Options and (2) all my option agreements relating to the Tendered Options will be automatically rendered null and void and I will have no right to purchase stock under the terms and conditions of such terminated option agreements;

•	under the circumstances set forth in the Offer to Exchange, eLoyalty may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange. In such event, the Tendered Options will not be accepted and such options and the option agreements related thereto will remain in effect and unchanged, subject to equitable adjustment upon the effectiveness of the proposed reverse stock split;

•	the right to receive the common stock granted to me in the exchange will be governed by the provisions, restrictions, terms, conditions and other limitations, and will be issued in accordance with the provisions set forth in the installment stock award attached as Annex A to the Offer to Exchange (the “Installment Stock Award”); if I cease to be an employee of eLoyalty or one of its subsidiaries prior to the final issue date of the common stock, other than by reason of my death, “retirement” or “disability” (which terms are defined in the Installment Stock Award), and all or some of the common stock I have a right to receive pursuant to the Installment Stock Award remains unissued on such date, then I will forfeit the right to receive such unissued common stock;

•	eLoyalty will be entitled to withhold the number of whole shares of common stock having an aggregate fair market value, on each issue date on which the tax is to be determined, necessary to satisfy the amount of taxes required to be withheld;

•	in order to receive the grant of the Installment Stock Award in the exchange, I must hold eligible options and be a non-U.S. employee (as described in the Offer to Exchange) from the date I elect to exchange eligible options through the date of eLoyalty’s acceptance of the Tendered Options;

[Employee’s Name]
Election to Exchange

•	neither the rights offering nor the private placement constitutes a “Change in Control” for purposes of the Plans; and

•	eLoyalty has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the Offer.

      Please write “YES” in the first box below ONLY if you choose to tender ALL of the eligible options listed in the table below. IF YOU COMPLETE THE BOX BELOW, YOU DO NOT NEED TO COMPLETE THE TABLE BELOW.

  I elect to tender ALL of my eligible options in exchange for the right to receive shares of eLoyalty common stock.

IF YOU ELECT TO TENDER LESS THAN ALL OF YOUR OPTIONS, YOU MUST COMPLETE THE TABLE BELOW.

      The following listed options are eligible for exchange pursuant to the terms and conditions of the Offer. Please write “YES” in the first column for each grant you elect to tender pursuant to the Offer and “NO” for each grant you elect not to tender. If the first column is left blank for any grant and you have not elected to tender all of your eligible options by writing “YES” in the box above, you will be deemed to have elected NOT to tender that grant.

	Grant	Exercise	Original						Installment
Tender	Date	Price	Grant	Outstanding	Vested(1)	Unvested	Exercised	Exercisable	Shares(2)

Totals

(1)	As of the date of this Offer.

(2)	This is the number of shares of eLoyalty common stock that you will have the right to receive pursuant to the Installment Stock Award if this option grant is tendered and accepted for exchange.

      Please process the options tendered as indicated above, under the terms and conditions of the Offer.

      Subject to, and effective upon, eLoyalty Corporation’s acceptance of the Tendered Options in accordance with the terms and conditions of this Offer, I hereby sell, assign and transfer to eLoyalty Corporation, a Delaware corporation, all right, title and interest in and to the Tendered Options indicated above to purchase shares of common stock of eLoyalty Corporation, and I irrevocably constitute and appoint eLoyalty my attorney to withhold and/or transfer to eLoyalty for cancellation shares of common stock necessary to satisfy applicable withholding tax requirements in accordance with the terms of the Installment Stock Award, with full power of substitution in the premises. All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive my death or incapacity, and any obligation of mine hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

[Employee’s Name]
Election to Exchange

      By signing and returning the Election Form, I represent and warrant to eLoyalty:

•	I have full power and authority to elect to exchange the Tendered Options and that, when and to the extent such Tendered Options are accepted for exchange by eLoyalty, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such Tendered Options will not be subject to any adverse claims; and

•	upon request, I will execute and deliver any additional documents deemed by eLoyalty to be necessary or desirable to complete the exchange of my Tendered Options.

Date: , 2001

Signature of Option Holder [Employee’s Name]

      When you have completed, signed and dated this Election Form, return it to the following address or fax number no later than the Expiration Date:

[Employee’s Name]
Election to Exchange

eLoyalty Corporation
150 Field Drive
Suite 250
Lake Forest, Illinois 60045
Attention: Tender Offer Team
Fax: (847) 582-7203

INSTRUCTIONS FOR ELECTION TO EXCHANGE

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

      1.  Delivery of Election Form. You must deliver a properly completed and duly executed original of the Election Form, with respect to any eligible option grants that you elect to exchange, to eLoyalty at the address set forth on the Election Form or by facsimile at (847) 582-7203 on or before 5:00 P.M., central time, on November 9, 2001 (the “Expiration Date”). You must submit your Election Form by facsimile, mail or personal or courier delivery. No other methods of delivery will be accepted.

      THE METHOD BY WHICH YOU CAN DELIVER ANY REQUIRED DOCUMENT IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED EFFECTIVE ONLY WHEN ACTUALLY RECEIVED BY eLOYALTY. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. WE PLAN TO SEND YOU AN E-MAIL WITHIN TWO BUSINESS DAYS, ACKNOWLEDGING OUR RECEIPT OF YOUR ELECTION FORM.

      You may withdraw the eligible options you have elected to exchange pursuant to the Offer at any time prior to the Expiration Date. If we extend the Offer beyond that time, you may withdraw your eligible options at any time until the extended expiration of the Offer.

      To withdraw eligible options you must deliver a written notice of withdrawal, with the required information to eLoyalty while you still have the right to withdraw the elected eligible options. You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer unless you properly re-elect to exchange those options before the Expiration Date by following the procedures described above and in the Offer to Exchange.

      eLoyalty will not accept any alternative, conditional or contingent elections. By execution of this Election Form, you waive any right to receive any notice of the acceptance of your election, except as provided for in the Offer to Exchange.

      2.  Election to Exchange. If you elect to exchange ALL of your eligible options pursuant to the Offer, you must check the box on page 2 of the Election Form and, if you choose to tender less than all of your eligible options, you must complete the table on page 2 of the Election Form by indicating each eligible option grant that you wish to exchange.

      3.  Signatures on Election to Exchange. The Election Form must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration or any change whatsoever. If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary capacity, such person should so indicate when signing and submit proper evidence with the Election Form of the authority of such person to so act.

      4.  Requests for Assistance or Additional Copies. Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form to the Tender Offer Team by e-mail at tender  offer@eLoyalty.com or telephone at (847) 582-7150, extension 1111.

      5.  Irregularities. eLoyalty will determine, in its sole discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. eLoyalty’s determination of these matters will be final and binding on all parties. eLoyalty may reject any Election Form or tendered options to the extent that it determines they were not properly executed, completed or delivered or to the extent that eLoyalty determines it is unlawful to accept the Tendered Options. As described in Section 6 of the Offer to Exchange, eLoyalty will make a decision to either accept all of the properly tendered options or to reject them all on the business day after the Offer expires.

eLoyalty, in its sole discretion, may waive any of the conditions to the Offer or any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be deemed to be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by eLoyalty. Neither eLoyalty nor any other person is obligated to give notice of receipt of any Election Form or for any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

      6.  Important Tax Information. You should refer to Section 13 of the Offer to Exchange, which contains important tax information. We advise you to consult with your tax advisor with respect to the tax consequences of electing to exchange your eligible options pursuant to the Offer.